Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Mechanical Technology, Incorporated on Form S-1 (File No. 333- ) of our report dated November 23, 2020, with respect to our audits of the consolidated financial statements of Mechanical Technology, Incorporated as of December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Wojeski & Company CPAs, P.C.
Wojeski & Company CPAs, P.C.
Albany, NY
March 9, 2021